FERRO CORPORATION ANNOUNCES PRICE INCREASE ON PEFORMANCE PIGMENTS IN NORTH AMERICA

Cleveland, OH – August 15, 2005 – Ferro Corporation (NYSE:FOE) announced price increases for various complex inorganic color pigments sold into the North American paint and plastics market.

List prices increased from 5% to 15% depending upon the product family. These new price increases took effect on all orders shipped on and after July 15, 2005.

“Ferro strives to provide a best-in-class product and service to our customers,” said Celeste Mastin, Vice President of Color and Glass Performance Materials. “To continue to do so, and to keep pace with rising raw material, freight and energy costs, we must adjust our pricing accordingly. We thank our customers for their understanding and encourage them to contact their Ferro sales representative or distributor if they have any questions.”

About Color and Glass Performance Materials

Ferro’s Color and Glass Performance Materials unit produces enamels, pigments, colorants, inks and coatings for the automotive, container glass, dinnerware, building & construction and appliance markets.

About Ferro Corporation

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com.